UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2007

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2007, Plains All American GP LLC (“GP LLC”), the general partner of Plains AAP, L.P., which is our general partner (“Plains AAP”), entered into the Third Amended and Restated Limited Partnership Agreement of Plains AAP, L.P. to authorize the issuance of up to 200,000 Class B units in Plains AAP.  Up to approximately 163,000 Class B units have been issued or approved for issuance to certain members of management pursuant to individual restricted unit agreements.  The Class B units were approved by the owners of our general partner to create long-term incentives for our management.  Each Class B unit represents a “profits interest” in Plains AAP, which entitles the holder to participate in future profits and losses from operations, current distributions from operations, and an interest in future appreciation or depreciation in Plains AAP’s asset values, but does not represent an interest in the capital of Plains AAP on the grant date of the Class B units.  The Class B units are subject to restrictions on transfer and are not currently entitled to distributions.  Class B units become “earned” (entitled to participate in distributions) in 25% increments when the annualized quarterly distributions on our common units equal or exceed $3.50, $3.75, $4.00 and $4.50 per unit.  Upon achievement of these performance thresholds, the Class B units will be entitled to their proportionate share of all quarterly cash distributions made by Plains AAP in excess of $11.0 million per quarter.  Assuming all authorized Class B units are issued, the maximum participation would be 8% of the amount in excess of $11 million per quarter.

Plains AAP will retain a call right to purchase any earned Class B units at a discount to fair market value, which call right will be exercisable upon the termination of a holder’s employment with GP LLC and its affiliates for any reason prior to January 1, 2016 other than a termination of employment by the holder of Class B units for good reason or by GP LLC other than for cause.  Upon the occurrence of a change of control (i) all earned units will vest (no longer be subject to Plains AAP’s call right), and (ii) to the extent of any of the units are unearned at the time, an incremental 25% of the units originally awarded will vest.  All earned Class B units will also vest if they remain outstanding as of January 1, 2016 or Plains AAP elects not to timely exercise its call rights.

The cost of the obligations represented by the Class B units will be borne solely by Plains AAP.  We will not be obligated to reimburse Plains AAP for such costs and any distributions made on such Class B units will not reduce the amount of cash available for distribution to our unitholders. Under generally accepted accounting principles, however, the Class B units represent an equity compensation plan for our benefit. Accordingly, once the likelihood of achievement of a performance threshold is considered probable, we will record an expense related to the fair market value of the associated interest at the date of grant, proportionate to the relevant service period incurred through such date. Any balance will be amortized over the remaining service period through the achievement of such performance threshold. An offsetting entry will be recorded to partners’ capital to reflect a capital contribution from Plains AAP equal to the amount recorded as expense in our financial statements.

Class B units were issued to the following named executive officers: Greg L. Armstrong, Harry N. Pefanis, and John P. vonBerg.  The number of Class B units awarded to each such officer is as follows:

Name of Beneficial Owner	Number of Class B Units Granted
Greg L. Armstrong Chairman and Chief Executive Officer	40,000
Harry N. Pefanis President and Chief Operating Officer	30,000
John P. vonBerg Vice President — Trading	14,000

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As mentioned above, on August, 29, 2007, GP LLC entered into the Third Amended and Restated Limited Partnership Agreement of Plains AAP to implement and facilitate the creation and issuance of the Class B units.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	—	Third Amended and Restated Limited Partnership Agreement of Plains AAP, L.P. dated August 29, 2007

Exhibit 10.2	—	Form of Plains AAP, L.P. Class B Restricted Units Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: August 31, 2007	By:	Plains AAP, L.P., its general partner

	By:	Plains All American GP LLC, its general partner

	By:	/s/ Tim Moore
Name: Tim Moore
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Third Amended and Restated Limited Partnership Agreement of Plains AAP, L.P. dated August 29, 2007

Exhibit 10.2	Form of Plains AAP, L.P. Class B Restricted Units Agreement